                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[X] Preliminary proxy statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              TRIAD GUARANTY INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, schedule or registration statement no.:

  (3) Filing party:

  (4) Date filed:

                                     [LOGO]

                      101 South Stratford Road, Suite 500
                      Winston-Salem, North Carolina 27104

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1997

To the Stockholders of
  TRIAD GUARANTY INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Triad Guaranty Inc. (the "Company") will be held at Adam's Mark, 425 North Cherry Street, Winston-Salem, North Carolina, on Thursday, May 22, 1997, at 2:00 p.m. Eastern Time, for the purpose of considering and acting upon the following matters:

        1. To elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

        2. To consider and vote upon a proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000; and

        3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     Stockholders of record as of the close of business on April 1, 1997 shall be entitled to notice of and to vote at the meeting. The transfer books will not be closed. For ten days prior to the meeting, a list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company, 101 South Stratford Road, Suite 500, Winston-Salem, North Carolina 27104. Stockholders who do not expect to attend the meeting in person are urged to execute and return the accompanying proxy in the envelope enclosed.

                                         By order of the Board of Directors

                                         Earl F. Wall
                                         Secretary

Winston-Salem, North Carolina
April 21, 1997

                                PROXY STATEMENT
                              TRIAD GUARANTY INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 1997

                              GENERAL INFORMATION

     This proxy statement is being furnished to the stockholders of Triad Guaranty Inc., a Delaware corporation (the "Company"), 101 South Stratford Road, Suite 500, Winston-Salem, North Carolina 27104, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of stockholders to be held on Thursday, May 22, 1997 and at any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to stockholders is April 21, 1997.

     The proxy is revocable at any time before it is voted by a subsequently dated proxy, by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address, or by attendance at the meeting and voting in person. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

     If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election as directors of the nominees named below (or substitutes therefor, if any nominees are unable or refuse to serve), for the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000, and in its discretion upon such matters not presently known or determined which may properly come before the meeting.

     The Company has one class of stock outstanding, Common Stock, par value $.01 per share ("Common Stock"). On April 1, 1997, 6,645,361 shares of Common Stock were outstanding and entitled to one vote each on all matters to be considered at the meeting. Stockholders of record as of the close of business on April 1, 1997 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.

     Inspectors of election will be appointed to tabulate the number of shares of Common Stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker nonvotes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker nonvotes will not be considered as present and entitled to vote with respect to that specific proposal.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table shows, with respect to each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company: (i) the total number of shares of Common Stock beneficially owned as of April 1, 1997; and (ii) the percent of the Common Stock so owned as of that date:

                                                            AMOUNT AND NATURE
                   NAME AND ADDRESS OF                        OF BENEFICIAL      PERCENT OF
                     BENEFICIAL OWNER                         OWNERSHIP(1)      COMMON STOCK
                   -------------------                      -----------------   ------------
Collateral Investment Corp.(2)(3)(6)......................      1,338,750           20.2%
Collateral Mortgage, Ltd.(4)(5)(7)........................      1,286,250           19.4
FMR Corp.(16).............................................        449,650            6.8
Salem Investment Counselors, Inc.(17).....................        374,127            5.6

     The following table shows with respect to each director and nominee for director of the Company, the executive officers of the Company named in the Executive Compensation Table, and all directors and executive officers as a group, ten in number: (i) the total number of shares of Common Stock beneficially owned as of April 1, 1997; and (ii) the percent of the Common Stock so owned as of that date:

                                                       AMOUNT AND NATURE
                                                         OF BENEFICIAL            PERCENT OF
              NAME OF BENEFICIAL OWNER                   OWNERSHIP(1)            COMMON STOCK
              ------------------------                 -----------------         ------------
William T. Ratliff, III(8)...........................        62,622(10)(11)         *
Darryl W. Thompson...................................       135,800(10)(12)          2.0%
David W. Whitehurst(9)...............................        53,571(10)             *
Robert T. David......................................         7,500(10)             *
Raymond H. Elliott...................................        12,000(10)(14)         *
John H. Williams.....................................        98,266(10)(15)          1.5%
Ron D. Kessinger.....................................        36,292(10)             *
Henry B. Freeman.....................................        30,625(10)(13)         *
Earl F. Wall.........................................         2,784                 *
All directors and executive officers as a group
  (10 persons)(8)(9).................................       441,629(10)              6.6%

---------------
  *  Less than one percent

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

 (2) The business address of Collateral Investment Corp., an insurance holding company ("CIC"), is 1812 University Boulevard, Tuscaloosa, Alabama 35401.

 (3) Mr. William T. Ratliff, Jr. is a vice president and director of CIC and beneficially owns 55.3% of the outstanding voting capital stock of CIC. Accordingly, Mr. Ratliff, Jr. may be deemed to be the beneficial owner of the shares of Common Stock owned by CIC. The business address of Mr. Ratliff, Jr. is

     1900 Crestwood Boulevard, Birmingham, Alabama 35210. Mr. Ratliff, Jr. is the father of Mr. William T. Ratliff, III.

 (4) The business address of Collateral Mortgage, Ltd., a mortgage banking and real estate lending firm ("CML"), is 1900 Crestwood Boulevard, Birmingham, Alabama 35210.

 (5) Collat, Inc. is the general partner of CML and as such may be deemed to be the beneficial owner of the shares of Common Stock owned by CML. Mr. Ratliff, Jr. is vice president and a director of Collat, Inc. and beneficially owns 15.2% of the outstanding voting capital stock of Collat, Inc. Mr. Ratliff, Jr. also beneficially owns 29.4% of the outstanding limited partnership interests in CML. Accordingly, Mr. Ratliff, Jr. may be deemed to be the beneficial owner of the shares of Common Stock owned by CML. The business address of Collat, Inc. and Mr. Ratliff, Jr. is 1900 Crestwood Boulevard, Birmingham, Alabama 35210.

 (6) 440,000 shares of Common Stock owned by CIC are pledged to secure a bank loan.

 (7) The shares of Common Stock owned by CML are pledged to secure a bank loan.

 (8) Mr. William T. Ratliff, III is president and a director of CIC and beneficially owns 1.4% of the outstanding voting capital stock of CIC. Mr. Ratliff, III beneficially owns 6.6% of the outstanding limited partnership interests in CML. Mr. Ratliff, III is also president and a director of Collat, Inc., the general partner of CML, and beneficially owns 35% of the outstanding voting capital stock of Collat, Inc. Accordingly, Mr. Ratliff, III may be deemed to be the beneficial owner of the shares of Common Stock owned by CIC and CML. The business address of Mr. Ratliff, III is 1900 Crestwood Boulevard, Birmingham, Alabama 35210. Mr. Ratliff, III is the son of Mr. Ratliff, Jr. No other director or executive officer of the Company beneficially owns any capital stock of CIC or partnership interests in CML.

 (9) Mr. David W. Whitehurst is executive vice president and secretary of CIC. Accordingly, Mr. Whitehurst may be deemed to be the beneficial owner of the shares of Common Stock owned by CIC. The business address of Mr. Whitehurst is 1812 University Boulevard, Tuscaloosa, Alabama 35401.

(10) Includes shares of Common Stock which could be acquired through the exercise of stock options as follows: Mr. Ratliff, III, 41,316 shares; Mr. Thompson, 98,872 shares; Mr. Whitehurst, 47,226 shares; Mr. David, 4,500 shares; Mr. Elliott, 4,500 shares; Mr. Williams, 69,984 shares; Mr. Freeman, 19,214 shares; Mr. Kessinger, 25,273 shares; all directors and executive officers as a group, 312,616 shares.

(11) Includes 750 shares owned by Mr. Ratliff's wife and 2,850 shares owned by his minor children.

(12) Includes 900 shares owned by Mr. Thompson's wife.

(13) Includes 300 shares owned by Mr. Freeman's wife.

(14) Includes 7,500 shares owned by Mr. Elliott's wife.

(15) Includes 150 shares owned by Mr. Williams' minor children.

(16) Number of shares reported in the most recent Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission. FMR Corp. has sole dispositive power with respect to all 449,650 shares and sole voting power with respect to 183,550 of such shares. The business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(17) Number of shares reported in the most recent Schedule 13G filed by Salem Investment Counselors, Inc. ("Salem") with the Securities and Exchange Commission. Salem has sole voting power and sole dispositive power with respect to all 374,127 shares. The business address of Salem is P.O. Box 25427, Winston-Salem, North Carolina 27114-5427.

                             ELECTION OF DIRECTORS

NOMINEES AND DIRECTORS

     At the meeting, five directors are to be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. All of the nominees are presently directors of the Company. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the annual meeting is required to elect directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.

     The Company was incorporated on August 16, 1993 for the purpose of holding all of the outstanding stock of Triad Guaranty Insurance Corporation, an Illinois insurance company ("Triad"), and to undertake the Company's initial public offering.

     The following persons are nominees for election as directors of the
Company:

     WILLIAM T. RATLIFF, III  Age -- 43  Director since -- 1993

        Mr. Ratliff has been the Chairman of the Board of the Company since 1993. Mr. Ratliff has also been Chairman of the Board of Triad since 1989, President of Collateral Investment Corp. ("CIC") since 1990 and was President and General Partner of Collateral Mortgage, Ltd. ("CML") from 1987 to 1995. Mr. Ratliff has been Chairman of New South Federal Savings Bank ("New South") since 1986 and President and a director of New South Bancshares, Inc., New South's parent company, since 1995. From March 1994 until December 1996, Mr. Ratliff served as President of Southwide Life Insurance Corp., of which he had been Executive Vice President since 1983. Mr. Ratliff joined CML in 1981 after completing his doctoral degree with a study of planning processes in an insurance company. Previously, he trained and worked as an educator, counselor and organizational consultant.

     DARRYL W. THOMPSON  Age -- 56  Director since -- 1993

        Mr. Thompson has been the President and Chief Executive Officer of the Company since 1993. Mr. Thompson has also been President, Chief Executive Officer and a Director of Triad since its inception in 1987. From 1986 to 1989, Mr. Thompson also served as President and Chief Executive Officer of Triad Life Insurance Company, which sold mortgage insurance products. From 1976 to 1985, Mr. Thompson served as Senior Vice President/Southeast Division Manager of Mortgage Guaranty Insurance Corporation. Mr. Thompson joined Mortgage Guaranty Insurance Corporation in 1972.

     DAVID W. WHITEHURST  Age -- 47  Director since -- 1993

        Mr. Whitehurst has been Executive Vice President, Chief Financial Officer and Treasurer of the Company since 1993, and served as Secretary of the Company from 1993 until 1996. Mr. Whitehurst has also been a Vice President and Director of Triad since 1989, Executive Vice President of CIC since 1995 (Vice President from 1990 to 1995), was Chief Financial Officer of CIC from 1990 through 1995, was Executive Vice President of Southwide Life Insurance Corp. from 1992 until 1996 and has been a director of New South since 1989. Since January 1997, Mr. Whitehurst has been the President, Treasurer and a Director of Southland National Insurance Corp. and its subsidiaries. Mr. Whitehurst joined CML in 1989 and served as Vice President of CML and its affiliates until 1992, when he began devoting all of his time to CIC and its affiliates. Mr. Whitehurst is a certified public accountant.

     ROBERT T. DAVID  Age -- 58  Director since -- 1993

        From 1995 until 1996, Mr. David was the Garrett Professor of Business Administration at Berry College in Rome, Georgia. From 1988 through 1994, Mr. David was Vice President and Dean of the Samford University School of Business. Mr. David is also President and Chief Executive Officer of Polatomic, Inc. and a member of the Board of Directors of Protective Life Corporation.

     RAYMOND H. ELLIOTT  Age -- 66  Director since -- 1993

        Mr. Elliott was Chairman of Flag Development Company, a partnership representing international and domestic investors involved with land development, from 1986 to 1996. Mr. Elliott has been a Trustee of Neighborhood Housing Services of America, Inc. since 1987. From 1973 to 1985, Mr. Elliott served as President of the Federal Home Loan Bank of Boston.

THE BOARD OF DIRECTORS

     The business and affairs of the Company are managed under the direction of the Board of Directors. During 1996, the Board of Directors met six times. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served.

BOARD COMMITTEES

     The Board of Directors has three standing committees, the Executive Committee, the Audit Committee and the Compensation Committee.

     The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors, except as such authority may be limited by the provisions of the General Corporation Law of the State of Delaware. The Executive Committee, which is composed of Messrs. Ratliff (Chairman), Thompson and Whitehurst, acted twice by written consent during 1996.

     The Audit Committee recommends to the Board of Directors the appointment of the independent auditors for the following year. The Audit Committee also reviews the scope of the annual audit, the annual financial statements of the Company and the auditor's report thereon and the auditor's comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Audit Committee, which is composed of Messrs. Elliott (Chairman) and David met four times in 1996.

     The Compensation Committee reviews management compensation levels and provides recommendations regarding salaries and other compensation for the Company's officers, including bonuses, grants of stock options and other incentive programs. The Compensation Committee serves as the committee that administers the Company's 1993 Long-Term Stock Incentive Plan. The Compensation Committee, which is composed of Messrs. David (Chairman) and Elliott, met eight times in 1996.

     The Company does not have a standing nominating committee of the Board of Directors. This function is performed by the Board of Directors. The Company's Certificate of Incorporation establishes procedures, including advance notice procedures, with regard to the nomination, other than by or at the direction of the Board of

Directors, of candidates for election as directors. In general, notice must be received by the Company at its principal executive offices not less than 60 days nor more than 90 days prior to meetings of stockholders of the Company. Such notice must set forth all information with respect to each such nominee as required by the federal proxy rules. Such notice must be accompanied by a signed statement of such nominee consenting to be a nominee and a director, if elected.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

GENERAL

     The purpose of the Company's executive compensation program is to enable the Company to attract, retain and motivate qualified executives to insure the long-term success of the Company and its business strategies.

     The Company's overall compensation philosophy is as follows:

     - to attract, retain and motivate qualified executive talent critical for the long-term success of the Company;

     - to reinforce strategic performance objectives through the use of incentive compensation programs; and

     - to create a mutuality of interest between executive officers and the stockholders through compensation structures that align compensation with the rewards and risks of strategic decision making.

     The Compensation Committee's objectives include linking compensation to improving return on equity using economic value added (EVA) concepts. Accordingly, beginning with the 1996 calendar year, the Compensation Committee developed certain models for measuring EVA and determining the portion of that value which will be available for incentive compensation awards. These concepts were incorporated in a set of program guidelines (the "EVA Program") approved by the Board of Directors and implemented for 1996. Under the EVA Program as established by the Compensation Committee and the Board of Directors, it is expected that the Company will provide a return to stockholders based on the estimated current cost of capital and market risk associated with an investment in the Company's business. To the extent the Company provides a rate of return in excess of this "cost of capital", there has been economic value added (EVA) to the Company and a discretionary bonus pool based on a portion of the EVA is established to provide incentive compensation to senior management. In recognition of the need for the Company in its earlier years to have a relatively large amount of capital in order to obtain the state licenses and claims -- paying ability ratings from rating agencies required for its growth, the EVA Program is designed to recognize improvements in the rate of return during an interim period. Awards of amounts in the bonus pool to individual participants are based on the individual's contribution to the Company during the year as determined by the Committee after considering recommendations of the Chairman and the President and an evaluation of expected operating results in the future. It is intended that any amounts allocated to the bonus pool be payable to participants over a four year period, subject to the right of the Committee to reduce or suspend any such payouts, and subject to review of the individual participants on an annual basis. Awards under the Program will be made in the form of cash bonuses and equity grants within guidelines established under the EVA Program. In establishing the EVA Program, it is the Committee's long-term objective that incentive compensation (cash and equity awards) become a more significant component in the total executive compensation package. The Committee believes this approach will create a stronger mutuality of interests between the Company's executive officers and stockholders by requiring the executive officers to share in the Company's operating results and stock market performance. Under the EVA Program, incentive compensation awards in the future could be significantly greater or less than awards made in 1996 and prior years. All of the Company's executive officers currently participate in the EVA Program.

     The Company, through its wholly-owned subsidiary Triad, has employment agreements described elsewhere in this proxy statement with Messrs. Thompson, Williams, Kessinger and Freeman. These agreements are intended to secure for the Company the continued services of the officers and provide them appropriate incentives for maximum effort on behalf of the Company. Salary levels established under the employment agreements are subject to annual review. The Company also maintains the 1993 Long-Term Stock Incentive Plan (the "Stock Incentive Plan" or "Plan") under which grants of restricted Common Stock and options to purchase stock have been made as described elsewhere in this proxy statement.

     The compensation of each of the executive officers of the Company is composed of base compensation and incentive compensation (except for Messrs. Ratliff and Whitehurst, who are eligible to receive only incentive compensation as discussed below). The 1996 compensation of the Company's Chief Executive Officer, Mr. Thompson, was subject to the same policies as are applicable to all other executive officers of the Company. All executive compensation awards for 1996 were determined by the Compensation Committee. The Committee has been further assisted by independent compensation consultants regarding Company-wide benefits as well as the ongoing structure of the overall compensation package for the executive officers, including the development of the EVA Program.

     Messrs. Ratliff and Whitehurst are employed by New South Federal Savings Bank or CIC and do not receive separate salaries or cash bonuses from the Company for their services to the Company. Triad is party to an Administrative Services Agreement with CIC and New South described elsewhere herein. The services of Messrs. Ratliff and Whitehurst to the Company are charged to the Company under the Administrative Services Agreement. The Compensation Committee believes that the terms of this agreement are no less favorable to the Company than could be obtained from unaffiliated third parties. Messrs. Ratliff and Whitehurst are also eligible to receive long-term incentive compensation based upon the Compensation Committee's evaluation of their contributions to the Company. Michael R. Oswalt, Vice President and Controller of the Company, was employed by CIC until June, 1996 under the same arrangements as Messrs. Ratliff and Whitehurst. Since that time he has been employed by Triad.

     Overall executive compensation levels for 1996 were higher than for 1995. Consistent with the Company's results for 1996, cash bonuses and stock option awards to the executive officers were higher in 1996 than in 1995.

     Section 162(m) under the Internal Revenue Code adopted in 1993 limits the deductibility for federal income tax purposes of certain compensation paid to top executives of publicly held corporations. Certain types of compensation may be excluded from the limitations under Section 162(m). The Compensation Committee believes that the tax aspects of executive compensation awards are one of several important considerations and it will continue to review the applicability of the Internal Revenue Code limitations to its executive compensation programs. However, the Committee intends to maintain the flexibility to take any actions which it deems to be in the interests of the Company and its stockholders.

     Policies relative to each of the elements of compensation of the executive officers are discussed below.

BASE COMPENSATION

     The Committee's approach to base compensation is to offer competitive salaries, consistent with its long-term objective that base salaries become a smaller component in the total executive compensation package. Those executive officers covered by employment agreements receive base salaries under those agreements, subject to annual review, and are eligible for incentive compensation awards as well.

     The Committee makes salary decisions in an annual review with input from the Chief Executive Officer. In the case of Mr. Thompson, the Committee is guided by the recommendation of the Chairman of the Board. The Committee's review considers the decision-making responsibilities of each position and the experience, work performance, and overall contribution of the executive officer to the Company in relationship to overall Company performance. In general, the salary decisions are subjective with no quantitative measures utilized. In establishing 1996 salaries of the Company's executive officers, the Compensation Committee considered the responsibilities, experience and performance of the individual in relationship to the Company's growth and financial results. The Committee also took into account the compensation of executives at comparable companies (companies within the private mortgage insurance industry as well as those outside the industry). The 1996 average base salaries of the executive officers which appear in the Executive Compensation Table increased 9.4% in 1996.

INCENTIVE COMPENSATION

     The Company's incentive compensation awards for 1996 were based on the guidelines established under the EVA Program, which replaced a discretionary program utilized by the Company in prior years.

     The EVA Program provides that any awards granted are to consist of a maximum of 50% in cash to the Chairman, the President or an Executive Vice President and a maximum of 75% in cash to a Vice President, or such lesser cash percentages as may be determined by the Committee. The balance of the awards are made in the form of equity grants under the Company's Stock Incentive Plan.

     Within the guidelines established under the EVA Program, total incentive compensation for each executive is determined by the Compensation Committee. The Compensation Committee determines the individuals to whom the awards are granted, the type and amount of awards to be granted, the timing of grants and the terms, conditions and provisions of awards to be granted, and the restrictions related thereto. In making those awards, the Committee considers the recommendations of the Company's Chairman and President, the responsibilities of each individual, and his past performance and contributions to the Company and anticipated future contributions to the Company, in relationship to the Company's overall performance.

     CASH AWARDS. The average cash bonus awarded to the executive officers named in the Executive Compensation Table was 49.7% of their base salaries in 1996 and 21.3% in 1995. Awards for 1996 were made consistent with the guidelines established under the EVA Program.

     EQUITY AWARDS. Pursuant to the Company's Stock Incentive Plan, certain directors, officers and key employees of the Company are eligible to receive long-term incentives in a variety of forms including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock and other stock-based awards. The purpose of the Stock Incentive Plan is to enable the Company to attract and retain the best available directors, executive personnel and other key employees in order to provide for the Company's long-term growth and business success. The Compensation Committee believes that the grant of awards whose value is related to the value of the Company's Common Stock aligns the interests of the Company's directors, executive officers and key employees with its stockholders.

     For 1996, all awards to the executive officers under the Stock Incentive Plan represented the equity portion of the overall incentive compensation award for such individual. The Committee considered grants under the Plan in the form of shares of restricted stock valued at the market price of the Company's Common Stock on the date of grant or in the form of ten-year stock options exercisable at either the market price on the date of grant or 130 percent of that price. The Committee utilized a Black-Scholes pricing model and applied a discount for non-transferability of options and deferred vesting to determine the number of "at the market options" or "premium priced options" which would be awarded relative to shares of restricted stock. For 1996, the awards to all of the executive officers were made in the form of at the market or premium priced options for ten years which vest one-third per year beginning in January, 1998. These awards are summarized in footnotes to the Executive Compensation Table elsewhere herein.

     The salary and incentive compensation, including cash and equity amounts, paid by the Company to its chief executive officer and the other four most highly compensated executive officers of the Company in 1996 is set forth in the tables that follow this report. The Compensation Committee believes that the executive officers of the Company are dedicated to increasing profitability and stockholder value and that the compensation policies that the Board and the Compensation Committee have established and administered contribute to this focus.

                                       COMPENSATION COMMITTEE
                                       Robert T. David
                                       Raymond H. Elliott

     The foregoing Report of the Board of Directors on Executive Compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

EXECUTIVE COMPENSATION TABLE

     The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and each of the other executive officers of the Company whose annual compensation exceeded $100,000 for services rendered in all capacities during each of the Company's fiscal years ended December 31, 1996, 1995 and 1994:

                                                                            LONG TERM
                                                                       COMPENSATION AWARDS
                                                                      ----------------------
                                             ANNUAL COMPENSATION            SECURITIES
                                           ------------------------         UNDERLYING             ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR    SALARY($)    BONUS($)(1)   OPTIONS(#)(2)(3)(4)(5)   COMPENSATION($)(6)
   ---------------------------     ----    ---------    -----------   ----------------------   ------------------
Darryl W. Thompson,                1996    $225,420      $125,000             20,250                 $4,750
  Chief Executive Officer          1995     208,166        74,431             21,066                  4,620
                                   1994     185,000        67,596             25,275                  2,945
John H. Williams,                  1996     173,120        75,000             12,150                  4,750
  Executive Vice                   1995     161,456           -0-             28,302                  4,620
  President of Triad               1994     144,450        70,615              9,825                  2,939
Ron D. Kessinger,                  1996     125,833        72,500              9,400                  4,750
  Executive Vice                   1995     100,756        11,537             11,320                  4,620
  President of Triad               1994      86,803        32,423              4,125                  2,001
Henry B. Freeman,                  1996     117,000        48,750              2,650                  4,750
  Vice President of Triad          1995     110,526        33,852              3,193                  4,349
                                   1994     100,689        34,038              2,475                  2,313
Earl F. Wall,                      1996      80,000        37,500              2,025                    -0-
  Vice President, Secretary and
  General Counsel of Triad

---------------
(1) The Company maintains an executive bonus program pursuant to which cash bonuses may be awarded annually to officers and other key employees of the Company as a part of overall incentive compensation awards.

(2) Number of shares of Common Stock subject to options granted during or with respect to the year indicated under the Company's 1993 Long-Term Stock Incentive Plan.

(3) As a part of its 1996 incentive compensation awards, the Company in January 1997 granted stock options to the named executive officers to purchase shares of Common Stock under the Company's 1993 Long-Term Stock Incentive Plan in the amounts and at the exercise prices indicated: Mr. Thompson, 20,250 shares at $40.14 per share; Mr. Williams, 12,150 shares at $40.14 per share; Mr. Kessinger, 5,875 shares at $40.14 per share and 3,525 shares at $30.88 per share; Mr. Freeman, 2,650 shares at $40.14 per share; and Mr. Wall, 2,025 shares at $40.14 per share. One third of the options granted will be vested and exercisable on January 22, 1998, another third will be vested and exercisable on January 22, 1999, and on January 22, 2000 all of the options granted will be vested and exercisable. All options will become immediately vested and exercisable in the event of a change in control of the Company. The exercise price of $30.88 was the closing market price of the Company's Common Stock on the date of grant. The exercise price of $40.14 is 130% of the closing market price of the Company's Common Stock on the date of grant. See "Report of the Compensation Committee of the Board -- Incentive Compensation."

(4) As a part of its 1995 incentive compensation awards, the Company in January 1996 granted stock options to the named executive officers to purchase shares of Common Stock under the Company's 1993 Long-Term Stock

    Incentive Plan in the amounts and at the exercise prices indicated: Mr. Thompson, 21,066 shares at $22.97 per share; Mr. Williams, 28,302 shares at $22.97 per share; Mr. Kessinger, 11,320 shares at $22.97 per share; and Mr. Freeman, 3,193 shares at $22.97 per share. One-third of the options granted became vested and exercisable on December 31, 1996, another third will be vested and exercisable on December 31, 1997, and on December 31, 1998 all of the options granted will be vested and exercisable. All options will become immediately vested and exercisable in the event of a change in control of the Company. The exercise price of $22.97 is 130% of the closing market price of the Company's Common Stock on the date of grant ($17.67). See "Report of the Compensation Committee of the Board -- Incentive Compensation."

(5) As a part of its 1994 incentive compensation awards, the Company in January 1995 granted stock options to the named executive officers to purchase shares of Common Stock under the Company's 1993 Long-Term Stock Incentive Plan in the amounts and at the exercise prices indicated: Mr. Thompson, 25,275 shares at $11.92 per share; Mr. Williams, 9,825 shares at $11.92 per share; Mr. Kessinger, 4,125 shares at $11.92 per share; and Mr. Freeman, 2,475 shares at $9.16 per share. One-third of the options granted became vested and exercisable on December 31, 1995, another third became vested and exercisable on December 31, 1996, and on December 31, 1997 all of the options granted will be vested and exercisable. All options will become immediately vested and exercisable in the event of a change in control of the Company. The exercise price of $9.16 was the closing market price of the Company's Common Stock on the date of grant. The exercise price of $11.92 is 130% of the closing market price of the Company's Common Stock on the date of grant. See "Report of the Compensation Committee of the Board -- Incentive Compensation."

(6) Matching contributions made by the Company pursuant to its 401(k) Profit Sharing Retirement Plan.

EMPLOYEE STOCK OPTIONS

     Option Grants. The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company named in the Executive Compensation Table during the Company's 1996 fiscal year:

                                   INDIVIDUAL GRANTS                                         POTENTIAL REALIZABLE
----------------------------------------------------------------------------------------       VALUE AT ASSUMED
                          NUMBER OF                                                          ANNUAL RATES OF STOCK
                         SECURITIES       % OF TOTAL                                        PRICE APPRECIATION FOR
                         UNDERLYING     OPTIONS GRANTED   EXERCISE                                OPTION TERM
                           OPTIONS      TO EMPLOYEES IN     PRICE                           -----------------------
         NAME           GRANTED(#)(1)     FISCAL YEAR     ($/SH)(2)     EXPIRATION DATE      5%($)          10%($)
         ----           -------------   ---------------   ---------     ---------------      -----          ------
Darryl W. Thompson....     21,066             18%          $22.97       January 11, 2006    $122,515       $481,667
John H. Williams......     28,302             24%          $22.97       January 11, 2006     164,598        647,116
Ron D. Kessinger......     11,320             10%          $22.97       January 11, 2006      65,835        258,828
Henry B. Freeman......      3,193              3%          $22.97       January 11, 2006      18,570         73,007
Earl F. Wall..........      3,000              3%          $28.50      September 4, 2006      53,770        136,265

---------------
(1) All options granted under the Company's 1993 Long-Term Stock Incentive Plan are nonqualified stock options. The options granted to Mr. Wall were granted in September 1996 and will become vested and exercisable one-third on September 4, 1997, one-third on September 4, 1998, and one-third on September 4, 1999. The options granted to Messrs. Thompson, Williams, Kessinger and Freeman were granted in January 1996 and will become vested and exercisable one-third on December 31, 1996, one-third on December 31, 1997, and one-third on December 31, 1998. All options will become immediately vested and exercisable in the event of a change in control of the Company.

(2) The option exercise price of $22.97 is equal to 130% of the closing market price of the Company's Common Stock on the date of grant ($17.67), and the option exercise price of $28.50 is equal to the closing market price on the date of grant.

(3) The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company's Common Stock increasing over such ten-year periods to $28.78 and $45.83, respectively (based on the grant date price of $17.67), and to $46.42 and $73.92, respectively (based on the grant date price of $28.50).

     Unexercised Options. The following table sets forth certain information regarding the number and value of unexercised options to purchase shares of Common Stock held at the end of the Company's 1996 fiscal year by the executive officers of the Company named in the Executive Compensation Table:

                                                 NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS AT
                                             OPTIONS AT FISCAL YEAR END(#)          FISCAL YEAR END($)(1)
                                             -----------------------------      -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
                   ----                      -----------     -------------      -----------     -------------
Darryl W. Thompson.........................    98,872           22,469          $1,560,499        $223,042
John H. Williams...........................    69,984           24,143           1,054,908         164,248
Ron D. Kessinger...........................    25,273            8,922             371,172          66,793
Henry B. Freeman...........................    19,214            2,954             306,551          26,200
Earl F. Wall...............................       -0-            3,000                 -0-             750

---------------
(1) Value of unexercised options is equal to the difference between the fair market value per share of Common Stock at December 31, 1996 and the option exercise price per share multiplied by the number of shares subject to options.

EMPLOYMENT AGREEMENTS

     In October 1993, the Company, through its wholly-owned subsidiary Triad, entered into employment agreements with Messrs. Thompson, Williams, Kessinger and Freeman. These agreements had initial terms of two years and upon expiration extend automatically for successive one-year terms unless terminated by either party. Base annual salary for 1997 under the agreements is as follows: Mr. Thompson, $225,420; Mr. Williams, $173,120; Mr. Kessinger, $130,000; and Mr. Freeman, $117,000. The agreements are terminable by Triad in the event of the death of the employee, absence over a period of time due to incapacity, a material breach of his duties and obligations under the agreement or other serious misconduct. The agreements also are terminable by Triad without cause; provided, however, that in such event, the executive is entitled to a cash amount equal, in the case of Messrs. Thompson, Williams and Kessinger, to 200% of the total base annual salary paid to such executive during the two previous calendar years and, in the case of Mr. Freeman, 160% of the total base annual salary paid to such executive during the previous calendar year.

     The employment agreements provide that in the event of a change in control of the Company (as defined in the agreements) and the termination of the executive's employment by the executive as a result of his relocation or certain specified adverse changes in his employment status or compensation, the executive is entitled to a cash amount equal, in the case of Messrs. Thompson, Williams and Kessinger, to 200% of the total base annual salary paid to such executive during the two previous calendar years and, in the case of Mr. Freeman, 160% of the total base annual salary paid to such executive during the previous calendar year.

     The employment agreements contain certain noncompetition provisions restricting each executive from competing with the business of Triad for a period of two years, in the case of Messrs. Thompson, Williams and Kessinger, and one year, in the case of Mr. Freeman, following termination of his employment.

DIRECTORS' COMPENSATION

     Directors who are employees of the Company or any of its affiliates do not receive any compensation for serving as directors of the Company. For 1996, Directors who were not employees of the Company or any of its affiliates ("Outside Directors") received an annual retainer of $20,000 plus ten-year options to acquire 3,000 shares of Common Stock at the market price on the date of grant. For 1997, Outside Directors will receive an annual retainer of $30,000 of which at least 25% must be paid in the form of restricted shares of Common Stock or options to purchase shares of Common Stock. Additionally, all Outside Directors are reimbursed for expenses incurred in attending board meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Messrs. David and Elliott. Neither member of the Compensation Committee is or was formerly an officer or employee of the Company or any of its subsidiaries.

  Certain Transactions

     The Company engaged in certain transactions with CIC, CML and New South Federal Savings Bank during 1996 as described below. CIC and CML own 20.2% and 19.4%, respectively, of the Common Stock of the Company. Mr. Ratliff, Chairman of the Board of the Company, is also President of CIC, former President and former General Partner of CML, and Chairman of the Board of New South. Mr. Whitehurst, Executive Vice President and Treasurer of the Company, is Executive Vice President and Secretary of CIC and a director of New South. All transactions between the Company and CIC, CML or New South have been, and will be, on terms no less favorable to the Company than could have been, or than could be, obtained from unaffiliated third parties.

     Investment Advisory Agreement. Triad is a party to an investment advisory agreement with CML under which CML provides investment advice and services to Triad and assists Triad in executing purchases and sales of investments. Under the investment advisory agreement, Triad pays CML a quarterly fee based upon the value of assets under supervision. During 1996, Triad incurred fees of $165,361 pursuant to the investment advisory agreement.

     Administrative Services Agreement. Triad is a party to an administrative services agreement with CIC and New South under which CIC and/or New South provide Triad with certain management, internal audit, payroll and income tax services. Under the administrative services agreement, Triad pays CIC and New South an annual fee based on the estimated cost of providing the services. During 1996, Triad incurred fees of $138,194 pursuant to the administrative services agreement.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S.) Index, the Nasdaq Financial Stocks Index and the Nasdaq Insurance Stocks Index for the period beginning on October 22, 1993 (the date of the Company's initial public offering) and for each year end through December 31, 1996.

     MEASUREMENT PERIOD        TRIAD GUARANTY    NASDAQ STOCK        NASDAQ           NASDAQ
    (FISCAL YEAR COVERED)           INC.         MARKET (U.S.)   FINANCE STOCKS      INSURANCE
                                                                                      STOCKS
10/22/93                                100.00           100.00           100.00           100.00
12/31/93                                101.56            99.72            98.80            94.72
12/31/94                                 79.69            97.48            99.04            89.16
12/31/95                                165.63           137.85           144.21           126.65
12/31/96                                269.53           169.57           184.89           144.32

     The graph assumes $100 invested on October 22, 1993 in the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index, the Nasdaq Financial Stocks Index and the Nasdaq Insurance Stocks Index. The Nasdaq indices were prepared for Nasdaq by the Center for Research in Security Prices at the University of Chicago.

     The foregoing table shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

                      PROPOSED AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

     This proposal is to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000.

BACKGROUND

     The Company's Board of Directors has approved and recommends to the stockholders of the Company for their approval and adoption an amendment to Article FOURTH of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share, from 10,000,000 shares to 20,000,000 shares. If the proposed amendment is approved, the first paragraph of Article FOURTH of the Company's Certificate of Incorporation would be amended to read as follows:

          "FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 21,000,000 shares, divided into two classes as follows:

        1,000,000 shares of Preferred Stock of the par value of $0.01 per share ("Preferred Stock"); and

        20,000,000 shares of Common Stock of the par value of $0.01 per share ("Common Stock")."

     As of April 1, 1997, 6,645,361 shares of Common Stock were issued and outstanding, 577,122 shares of Common Stock were reserved for issuance upon exercise of outstanding stock options, 395,154 shares of Common Stock were reserved for future awards under the Company's Stock Incentive Plan and 2,382,363 shares of Common Stock were unreserved, unissued and available for issuance. As of April 1, 1997, the Company's Certificate of Incorporation also authorized 1,000,000 shares of Preferred Stock, none of which was outstanding.

REASONS FOR THE AMENDING ARTICLE FOURTH

     On June 28, 1996, the Company effected a three-for-two stock split. In connection with the stock split, the Company issued approximately 2,215,106 shares of Common Stock, thereby substantially reducing the number of authorized but unissued shares of Common Stock. Accordingly, as of April 1, 1997, only 2,382,363 shares of Common Stock were unreserved, unissued and available for issuance.

     The proposed increase in the authorized Common Stock will provide the Company with greater flexibility to issue Common Stock for appropriate corporate purposes. Among the purposes for which such additional authorized Common Stock could be issued are the acquisition of desirable businesses, properties or securities, stock splits, stock dividends, the sale of shares for cash, and issuances in connection with the Company's Stock Incentive Plan and other employee benefit plans that may be adopted by the Company. Management expects to continue to investigate business opportunities and to consider actions which could require the issuance of Common Stock. However, the Board of Directors has no present arrangements, understandings or commitments for the issuance of any additional shares of Common Stock other than shares presently reserved under the Company's Stock Incentive Plan.

EFFECT OF THE PROPOSED AMENDMENT

     The authorized Common Stock will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the stockholders, except as may be required by law, regulatory authorities or pursuant to the rules of the Nasdaq Stock Market or any other stock market in which the Company's securities may then be authorized for inclusion. Any additional shares of Common Stock issued by the Company will have the same rights and privileges as shares of Common Stock now issued and outstanding.

Stockholders of the Company do not have any preemptive rights with respect to any of the presently authorized but unissued shares of Preferred Stock or Common Stock of the Company, and will not have any preemptive rights with respect to any additional Preferred Stock or Common Stock which might be issued.

     Although the proposed amendment to the Company's Certificate of Incorporation is not intended to have an anti-takeover effect, the authorization of additional shares of Common Stock could provide the Board of Directors a means of preventing a takeover attempt through the issuance of additional shares of Common Stock. The Board of Directors does not intend to issue any Common Stock except on terms which the Board deems to be in the overall best interests of the Company and all of its existing common stockholders. The Board of Directors is not aware of any plans by others to seek control of the Company.

VOTE REQUIRED

     If approved by the stockholders, the proposed amendment to Article FOURTH would become effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Company's Certificate of Incorporation, which filing would take place shortly after the annual meeting.

     Adoption of the amendment to Article FOURTH of the Company's Certificate of Incorporation requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to notice of and to vote at the annual meeting.

     The Board of Directors recommends a vote FOR the amendment to Article FOURTH of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 20,000,000. Proxies solicited by the Board of Directors will be voted in favor of this proposed amendment unless stockholders specify to the contrary in their proxies.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's consolidated financial statements for the year ended December 31, 1996 were audited by Ernst & Young, independent auditors. Ernst & Young has been selected as the Company's independent auditors for fiscal year 1997. Representatives of Ernst & Young are expected to attend the annual meeting to respond to appropriate questions and to make an appropriate statement if they desire to do so.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholder proposals intended to be presented at the next annual meeting must be received by the Company for inclusion in its proxy statement and form of proxy relating to such meeting no later than December 21, 1997.

                                 OTHER MATTERS

     The Company is not aware of any matters, other than those referred to herein, which will be presented at the meeting. If any other appropriate business should properly be presented at the meeting, the proxies named in the accompanying form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses and other custodians, nominees, and fiduciaries to send the proxy material to their principals, and the Company will reimburse them for their reasonable out-of-pocket expenses in doing so. Proxies may also be solicited personally or by telephone or telegraph by regular employees of the Company.

Winston-Salem, North Carolina
April 21, 1997